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                                                                    Exhibit 10.5




                            FIRST MARYLAND BANCORP

                            Secretary's Certificate


     The undersigned, Secretary of First Maryland Bancorp, certifies that the attached is a true and accurate copy of resolutions duly adopted by the Board of Directors of First Maryland Bancorp at its meeting December 14, 1993, and that a copy of those resolutions has been placed in the Minute Books of the Board of Directors of the Corporation.



                                                    /s/ Gary Sutton
                                                    -------------------------
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                            FIRST MARYLAND BANCORP

                     Resolutions of the Board of Directors
               Amending the First Maryland Bancorp Pension Plan
                            For Executive Employees


     WHEREAS the Management and Compensation Committee has recommended that bonuses to certain executive employees for 1993, which would ordinarily be paid in January of 1994, be paid instead in December 1993 if the executive so elects; and

     WHEREAS, the Board wishes to amend the First Maryland Bancorp Pension Plan for Executive Employees (the "Plan") to provide that 1993 bonuses paid in calendar 1993 will nonetheless be counted as compensation under the Plan as if paid in 1994.

     NOW, THEREFORE, BE IT

     RESOLVED, that Section 2.1 of the First Maryland Bancorp Pension Plan for Executive Employees be and is hereby amended to read as follows:

          "2.1    Average Annual Total Compensation
                  ---------------------------------
          means the average of the Participant's total annual remuneration from the Company for the highest three calendar years in the ten calendar years immediately preceding his Normal Retirement Date or, if earlier, his actual retirement, including (i) base pay, bonuses and other cash payments, (ii) deferrals by salary reduction according to Internal Revenue Code S401(k) or 125, (iii) deferrals under any non-qualified pension plan or non-qualified plan of deferred compensation maintained by the Company, but excluding (x) reimbursement for moving expenses
                              ---------
          and other reimbursements and allowances, (y) amounts realized from the exercise of non-qualified stock options or from the exercise of stock options or from the exercise of stock appreciation rights, amounts realized from the sale, exchange or other disposition of stock
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          acquired under a qualified stock option, amounts realized when restricted stock or property becomes freely transferable, no longer subject to a substantial risk of forfeiture, or otherwise includable in gross income, and (z) amounts paid to the Participant under any qualified or non-qualified pension plan or plan of deferred compensation maintained by the Company. In determining a Participant's annual remuneration for calendar year 1993, any bonus received on account of 1993 performance shall be considered remuneration for 1994, regardless of whether payment of the bonus is received in 1994 or is accelerated and received in 1993."

     RESOLVED, that the proper officers of the Corporation are authorized and directed to take all actions which they consider necessary or desirable for purposes of implementing the amendment adopted by these resolutions, including issuing such notices to affected employees as they consider appropriate.

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